Live Ventures Reports Fiscal Second Quarter 2024 Financial Results

LAS VEGAS, May 13, 2024 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its second fiscal quarter ended March 31, 2024.

Fiscal Second Quarter 2024 Key Highlights:
•Revenue increased 30.2% to $118.6 million, compared to $91.1 million in the prior year period
•Net loss was $3.3 million and diluted loss per share was $1.04, compared to prior year period net income of $1.6 million and diluted earnings per share (“EPS”) of $0.49
•Adjusted EBITDA¹ was $4.5 million, compared to $9.2 million in the prior year period
•Repurchased 11,849 shares of the Company’s common stock at an average price of $25.16 per share
•Total assets of $433.9 million and stockholders’ equity of $95.9 million as of March 31, 2024
•Approximately $36.0 million of cash and availability under the Company’s credit facilities as of March 31, 2024

“Our second quarter revenue increased 30.2% compared to the prior year period, primarily driven by the strategic acquisitions of Flooring Liquidators, Inc. (“Flooring Liquidators”), and Precision Metal Works, Inc. (“PMW”), both of which were acquired in fiscal year 2023, as well as an increase in revenue in our Flooring Manufacturing segment,” commented David Verret, Chief Financial Officer of Live Ventures.

“Our second quarter revenue growth demonstrates our ability to expand our businesses through strategic acquisitions,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “Despite industry-specific headwinds, we are committed to adapting to market changes, maintaining operational efficiency, and enhancing customer satisfaction. As we navigate the current market conditions, we’re confident about our business prospects and are steadfast in our commitment to our long-term strategy of ‘buy-build-hold.’ This approach underscores our belief in creating sustainable growth and value over time.”

Second Quarter FY 2024 Financial Summary (in thousands except per share amounts)

	During the three months ended March 31,
	2024	2023	% Change
Revenue	$ 118,626	$ 91,122	30.2%
Operating Income (loss)	$ (838)	$ 4,952	N/A
Net income (loss)	$ (3,281)	$ 1,558	N/A
Diluted earnings (loss) per share	$ (1.04)	$ 0.49	N/A
Adjusted EBITDA¹	$ 4,457	$ 9,187	-51.5%

Revenue increased approximately $27.5 million, or 30.2%, to approximately $118.6 million for the quarter ended March 31, 2024, compared to revenue of approximately $91.1 million in the prior year period. The
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

increase is primarily attributable to the acquisitions of PMW, which was acquired during the fourth quarter of fiscal year 2023, and Flooring Liquidators, which was acquired during the second quarter of fiscal year 2023, which collectively added approximately $29.6 million, as well as an increase of approximately $3.8 million in revenue in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $5.9 million in the Company’s other businesses due to general economic conditions.
Operating loss was approximately $0.8 million for the quarter ended March 31, 2024, compared with operating income of approximately $5.0 million in the prior year period. The decrease in operating income is primarily attributable to the Retail-Flooring segment’s temporary inefficiencies associated with the acquisitions of Carpet Remnant Outlet, Inc. (“CRO”) and Johnson Floor & Home (“Johnson”) by Flooring Liquidators, which were closed during the first quarter of fiscal year 2024. The decrease was also attributable to the Steel Manufacturing segment’s decrease in gross margin primarily as a result of the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand.
For the quarter ended March 31, 2024 net loss was approximately $3.3 million, and diluted loss per share was $1.04, compared with net income of approximately $1.6 million and diluted EPS of $0.49 in the prior year period. The change in net loss is attributable to the operating loss and higher interest expense related to the acquisitions of Flooring Liquidators and PMW, net of income taxes.
Adjusted EBITDA¹ for the quarter ended March 31, 2024 was approximately $4.5 million, a decrease of approximately $4.7 million, or 51.5%, compared to the prior year period. The decrease is primarily due to decreases in gross profit and operating income.
As of March 31, 2024 the Company had total cash availability of $36.0 million, consisting of cash on hand of $4.5 million and availability under its various lines of credit of $31.5 million.
Second Quarter FY 2024 Segment Results (in thousands)

	During the three months ended March 31,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 16,842	$ 19,188	-12.2%
Retail - Flooring	32,032	20,769	54.2%
Flooring Manufacturing	34,180	30,340	12.7%
Steel Manufacturing	35,488	19,916	78.2%
Corporate & other	84	909	-90.8%
Total Revenue	$ 118,626	$ 91,122	30.2%

	During the three months ended March 31,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 1,784	$ 2,327	-23.4%
Retail - Flooring	(3,023)	(216)	N/A
Flooring Manufacturing	1,978	2,406	-17.8%

Steel Manufacturing	872	2,814	-69.0%
Corporate & other	(2,449)	(2,379)	-2.9%
Total Operating Income	$ (838)	$ 4,952	-116.9%

	During the three months ended March 31,
	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 2,153	$ 2,652	-18.8%
Retail - Flooring	(1,849)	$ 1,111	-266.4%
Flooring Manufacturing	2,897	3,363	-13.9%
Steel Manufacturing	2,331	3,670	-36.5%
Corporate & other	(1,075)	(1,609)	33.2%
Total Adjusted EBITDA¹	$ 4,457	$ 9,187	-51.5%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	12.8%	13.8%
Retail - Flooring	-5.8%	5.3%
Flooring Manufacturing	8.5%	11.1%
Steel Manufacturing	6.6%	18.4%
Corporate & other	N/A	N/A
Total Adjusted EBITDA¹	3.8%	10.1%
as a percentage of revenue

Retail – Entertainment
Retail-Entertainment segment revenue for the quarter ended March 31, 2024 was approximately $16.8 million, a decrease of approximately $2.3 million, or 12.2%, compared to prior year period revenue of approximately $19.2 million. Revenue decreased primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 58.4% for the quarter ended March 31, 2024, compared to 55.5% for the prior year period. Operating income for the quarter ended March 31, 2024 was approximately $1.8 million, compared to operating income of approximately $2.3 million for the prior year period.
Retail – Flooring
The Retail-Flooring segment consists of Flooring Liquidators, which was acquired in January 2023. Revenue for the quarter ended March 31, 2024, was approximately $32.0 million, an increase of approximately $11.3 million, or 54.2%, compared to prior year period revenue of approximately $20.8 million. The increase is due to the acquisition of Flooring Liquidators in the second quarter of fiscal year 2023 and the acquisitions of CRO and Johnson by Flooring Liquidators during the first quarter of fiscal year 2024. The gross margin for the quarter ended March 31, 2024 was 36.5%, compared to 37.3% for the prior year period. Operating loss for the quarter ended March 31, 2024 was approximately $3.0 million, compared to an operating loss of approximately $0.2 million for the prior year period. The increase in operating loss was primarily due to temporary inefficiencies associated with the acquisitions of CRO and Johnson in the current period.
Flooring Manufacturing
Revenue for the quarter ended March 31, 2024 was approximately $34.2 million, an increase of approximately $3.8 million, or 12.7%, compared to prior year period revenue of approximately $30.3 million. The gross margin was 25.6% for the quarter ended March 31, 2024, compared to 24.2% for the prior year period. The revenue and gross margin increases are primarily due to increased sales associated with the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the quarter ended March 31, 2024 was approximately $2.0 million, compared to operating income of approximately $2.4 million for the prior year.
Steel Manufacturing
Revenue for the quarter ended March 31, 2024 was approximately $35.5 million, an increase of approximately $15.6 million or 78.2%, compared to the prior year period revenue of approximately $19.9 million. The increase is primarily due to increased revenue of approximately $18.3 million at PMW, partially offset by a $2.7 million decrease in the Company’s other Steel Manufacturing businesses. The gross margin was 14.3% for the quarter ended March 31, 2024, compared to 28.4% for the prior year period. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand. Operating income for the quarter ended March 31, 2024 was approximately $0.9 million, compared to operating income of approximately $2.8 million in the prior year period.
Corporate and Other
Revenue for the quarter ended March 31, 2024 was approximately $0.1 million, a decrease of approximately $0.8 million, or 90.8%, compared to the prior year period revenue of approximately $0.9 million. The decrease was primarily due to the closure of SW Financial in May 2023. Operating loss for both quarters ended March 31, 2024 and March 31, 2023 was approximately $2.4 million.
Six Months FY 2024 Financial Summary (in thousands except per share amounts)

	During the six months ended March 31,
	2024	2023	% Change
Revenue	$ 236,219	$ 160,108	47.5%
Operating Income	$ 2,703	$ 9,519	-71.6%
Net income (loss)	$ (3,963)	$ 3,402	N/A
Diluted earnings (loss) per share	$ (1.25)	$ 1.08	N/A
Adjusted EBITDA¹	$ 13,153	$ 16,727	-21.4%

Revenue increased approximately $76.1 million, or 47.5%, to $236.2 million for the six months ended March 31, 2024, as compared to revenue of $160.1 million in the prior year period. The increase is primarily attributable to the acquisitions of PMW, and Flooring Liquidators, which collectively added $81.4 million, as well as an increase of approximately $6.7 million in revenue in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $11.9 million in the Company’s other businesses due to general economic conditions.
Operating income decreased to $2.7 million for the six months ended March 31, 2024, compared to $9.5 million in the prior year period. The decrease in operating income is primarily attributable to the Retail-Flooring segment’s temporary inefficiencies associated with the acquisitions of CRO and Johnson by Flooring Liquidators, which were closed during the first quarter of fiscal year 2024. The decrease was also attributable to the Steel Manufacturing segment’s decrease in gross margin primarily as a result of the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand.
For the six months ended March 31, 2024 net loss was $4.0 million and diluted loss per share was $1.25, compared with net income of $3.4 million and diluted EPS of $1.08 in the prior year period. The change in net loss is attributable to lower operating income and higher interest expense related to the acquisitions of Flooring Liquidators and PMW, net of income taxes.
Adjusted EBITDA for the six months ended March 31, 2024 was $13.2 million, a decrease of approximately $3.6 million, or 21.4%, compared to the prior year period. The decrease is primarily due to decreases in gross profit and operating income.

Six Months FY 2024 Segment Results (in thousands)

	During the six months ended March 31,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 37,428	$ 42,461	-11.9%
Retail - Flooring	66,351	20,769	219.5%
Flooring Manufacturing	63,425	56,772	11.7%
Steel Manufacturing	68,841	37,897	81.7%
Corporate & other	174	2,209	-92.1%
Total Revenue	$ 236,219	$ 160,108	47.5%

	During the six months ended March 31,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 4,973	$ 5,991	-17.0%
Retail - Flooring	(2,935)	(216)	N/A
Flooring Manufacturing	2,923	3,158	-7.4%
Steel Manufacturing	1,855	4,270	-56.6%
Corporate & other	(4,113)	(3,684)	-11.6%

Total Operating Income	$ 2,703	$ 9,519	-71.6%

	During the six months ended March 31,
	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 5,867	$ 6,656	-11.9%
Retail - Flooring	(546)	1,111	N/A
Flooring Manufacturing	4,774	5,147	-7.2%
Steel Manufacturing	5,133	6,195	-17.1%
Corporate & other	(2,075)	(2,382)	12.9%
Total Adjusted EBITDA¹	$ 13,153	$ 16,727	-21.4%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	15.7%	15.7%
Retail - Flooring	-0.8%	5.4%
Flooring Manufacturing	7.5%	9.1%
Steel Manufacturing	7.5%	16.3%
Corporate & other	N/A	N/A
Total Adjusted EBITDA¹	5.6%	10.4%
as a percentage of revenue

Retail - Entertainment
Retail-Entertainment segment revenue for the six months ended March 31, 2024 was approximately $37.4 million, a decrease of approximately $5.0 million, or 11.9%, compared to the prior year period revenue of approximately $42.5 million. The decrease in revenue is primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 57.1% for the six months ended March 31, 2024, compared to 53.8% for the prior year period. Operating income for the six months ended March 31, 2024 was approximately $5.0 million, compared to operating income of approximately $6.0 million for the prior year period.
Retail - Flooring
The Retail-Flooring segment consists of Flooring Liquidators, which was acquired in January 2023. Revenue for the six months ended March 31, 2024 was approximately $66.4 million, an increase of approximately $45.6 million, or 219.5%, compared to the prior year period revenue of $20.8 million. The increase is due to the acquisition of Flooring Liquidators in the second quarter of fiscal year 2023 and the acquisitions of CRO and Johnson by Flooring Liquidators during the first quarter of fiscal year 2024. The gross margin for both of the six months ended March 31, 2024 and March 31, 2023 was 37.3%. Operating loss for the six months ended March 31, 2024 was approximately $2.9 million, compared to an operating loss of approximately $0.2 million for the prior year period. The increase in operating loss was primarily due to temporary inefficiencies associated with the acquisitions of CRO and Johnson in the current period.
Flooring Manufacturing
Revenue for the six months ended March 31, 2024 was approximately $63.4 million, an increase of approximately $6.7 million, or 11.7%, compared to the prior year period revenue of approximately $56.8 million. The gross margin was 23.9% for the six months ended March 31, 2024, compared to 21.1% for the prior year period. The increase in revenue and gross margin are primarily due to increased sales associated with the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the six months ended March 31, 2024 was approximately $2.9 million, compared to operating income of approximately $3.2 million for the prior year period.
Steel Manufacturing
Revenue for the six months ended March 31, 2024 increased approximately $31.0 million or 81.7% to approximately $68.8 million, as compared to the prior year period revenue of $37.9 million. The increase is primarily due to increased revenue of approximately $35.8 million at PMW, partially offset by a $4.8 million decrease in the Company’s other Steel Manufacturing businesses. The gross margin was 15.0% for the six months ended March 31, 2024, compared to 26.5% for the prior year period. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins, as well as overall decreased margins in the Steel Manufacturing segment due to reduced production. Operating income for the six months ended March 31, 2024 was approximately $1.9 million, compared to operating income of approximately $4.3 in the prior year period.
Corporate and Other
Revenue for the six months ended March 31, 2024 decreased by approximately $2.0 million to $0.2 million. The decrease was primarily due to the closure of SW Financial in May 2023. Operating loss for the six months ended March 31, 2024 was approximately $4.1 million, compared to an operating loss of approximately $3.7 million in the prior year period.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations

725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	March 31, 2024	September 30, 2023
	(Unaudited)
Assets
Cash	$ 4,489	$ 4,309
Trade receivables, net of allowance for doubtful accounts of $1.1 million at March 31, 2024 and $1.6 million at September 30, 2023	45,510	41,194
Inventories, net	130,980	131,314
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	4,430	4,919
Total current assets	185,409	182,852
Property and equipment, net	78,432	80,703
Right of use asset - operating leases	64,867	54,544
Deposits and other assets	1,579	1,282
Intangible assets, net	26,942	26,568
Goodwill	76,639	75,866
Total assets	$ 433,868	$ 421,815
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 26,466	$ 27,190
Accrued liabilities	33,180	31,826
Income taxes payable	322	—
Current portion of lease obligations - operating leases	13,459	11,369
Current portion of lease obligations - finance leases	361	359
Current portion of long-term debt	31,396	23,077
Current portion of notes payable related parties	1,200	4,000
Total current liabilities	106,384	97,821
Long-term debt, net of current portion	75,322	78,710
Lease obligation long term - operating leases	56,678	48,156
Lease obligation long term - finance leases	33,023	32,942
Notes payable related parties, net of current portion	10,124	6,914
Seller notes - related parties	40,354	38,998
Deferred taxes	10,320	14,035
Other non-current obligations	5,795	4,104
Total liabilities	338,000	321,680
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at March 31, 2024 and September 30, 2023, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,148,135 and 3,164,330 shares issued and outstanding at March 31, 2024 and September 30, 2023, respectively	2	2
Paid in capital	69,487	69,387
Treasury stock common 676,258 and 660,063 shares as of March 31, 2024 and September 30, 2023, respectively	(8,610)	(8,206)

Treasury stock Series E preferred 80,000 shares as of March 31, 2024 and September 30, 2023, respectively	(7)	(7)
Retained earnings	34,996	38,959
Total stockholders' equity	95,868	100,135
Total liabilities and stockholders' equity	$ 433,868	$ 421,815

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
Revenues	$ 118,626	$ 91,122	$ 236,219	$ 160,108
Cost of revenues	83,159	59,514	164,425	106,556
Gross profit	35,467	31,608	71,794	53,552

Operating expenses:
General and administrative expenses	29,824	22,617	57,503	37,217
Sales and marketing expenses	6,481	4,039	11,588	6,816
Total operating expenses	36,305	26,656	69,091	44,033
Operating income (loss)	(838)	4,952	2,703	9,519
Other expense:
Interest expense, net	(4,167)	(3,235)	(8,330)	(5,282)
Other Income (expense)	507	391	223	330
Total other expense, net	(3,660)	(2,844)	(8,107)	(4,952)
(Loss) income before provision for income taxes	(4,498)	2,108	(5,404)	4,567
(Benefit) provision for income taxes	(1,217)	550	(1,441)	1,165
Net (loss) income	$ (3,281)	$ 1,558	$ (3,963)	$ 3,402

(Loss) income per share:

Basic	$ (1.04)	$ 0.50	$ (1.25)	$ 1.10
Diluted	$ (1.04)	$ 0.49	$ (1.25)	$ 1.08

Weighted average common shares outstanding:
Basic	3,154,771	3,143,911	3,159,180	3,101,007
Diluted	3,154,771	3,184,982	3,159,180	3,137,625

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Net (loss) income	$ (3,281)	$ 1,558	$ (3,963)	$ 3,402
Depreciation and amortization	4,188	3,647	8,483	6,297
Stock-based compensation	50	109	100	109
Interest expense, net	4,167	3,235	8,330	5,282
Income tax (benefit) expense	(1,217)	550	(1,441)	1,165
SW Financial settlement gain	—	(1,000)	—	(1,000)
Acquisition costs	468	1,088	874	1,472
Debt acquisition costs	—	—	183	—
Other non-recurring charges	82	—	587	—
Adjusted EBITDA	$ 4,457	$ 9,187	$ 13,153	$ 16,727